Exhibit 10.2

PURCHASE AND SALE AGREEMENT

among

PENNTEX RESOURCES ILLINOIS, INC.,

REX ENERGY I, LLC,

REX ENERGY IV, LLC,

REX ENERGY MARKETING, LLC

R.E. VENTURES HOLDINGS, LLC, and

REX ENERGY OPERATING CORP.
collectively as Seller

and

CAMPBELL DEVELOPMENT GROUP, LLC
as Purchaser

DATED June 14, 2016

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (“Agreement”) is entered into on June 14, 2016 by and among Penntex Resources Illinois, Inc., Rex Energy I, LLC, Rex Energy IV, LLC, Rex Energy Marketing, LLC, R.E. Ventures Holdings, LLC, and Rex Energy Operating Corp., all of which are Delaware corporations or limited liability companies, executing this Agreement jointly and severally (hereinafter collectively referred to as the “Seller”) with a principal address of 366 Walker Drive, State College, PA 16801, and CAMPBELL DEVELOPMENT GROUP, LLC a Delaware limited liability company with a principal address of 591 Delaware Ave., Buffalo, NY 14202 (hereinafter referred to as the “Purchaser”).

WHEREAS, Seller desires to sell and Purchaser desires to purchase all of Seller’s oil and gas interests, properties and related rights in the Illinois basin (located in Illinois, Indiana and Kentucky); and,

WHEREAS, Seller and Purchaser desire to enter into this Agreement with respect to the sale of all of Seller’s oil and gas interests, properties and related rights located in Illinois, Indiana and Kentucky; and

WHEREAS, Seller and Purchaser have agreed to memorialize the terms and conditions applicable to the sale of all of Seller’s oil and gas interests, properties and related rights located in Illinois, Indiana and Kentucky by this Agreement.

NOW, THEREFORE, for and in consideration of the foregoing recitals, the mutual benefits to be derived herefrom and Ten Dollars and other valuable consideration, Seller and Purchaser agree as follows:

PURCHASE AND SALE:

1.1	Effective Date and Assets.

On the date of the closing (the “Closing”), Seller shall sell and Purchaser shall purchase and pay for, all of Seller’s right, title and interest in and to the following described oil and gas leases, lands, equipment and related assets (the “Assets”).  The effective date for the transaction shall be July 1, 2016 (the “Effective Date”).

(a)	All interest in and to the oil and gas leases and lands described on Exhibit A attached hereto (the “Oil and Gas Leases”).

(b)	All operative and existing surface leases and other agreements associated with the Oil and Gas Leases and operations.

(c)

All real estate owned by Seller in the State of Illinois, State of Indiana and Commonwealth of Kentucky and any other interest in oil and gas leases or lands owned by Seller in the State of Illinois, State of Indiana and Commonwealth of Kentucky whether described on Exhibit A or not. (Collectively, the Assets described in Sections 1.1(a), 1.1(b), and 1.1(c) are referred to herein as the “Properties”.)

(d)

All wells, tank batteries, water storage facilities, injection pumps and all associated production and injection equipment located on the lands corresponding to the Properties or otherwise associated with the Oil and Gas Leases, with said wells and tank batteries being described on Exhibit B attached hereto.  Said list to contain all applicable last MIT or T/A dates for each well, if applicable.

(e)

All files, records and data related to the Assets to the extent that Seller has the same in its possession or control, including without limitation lease records, well records, division order records, well files, title records, contracts, agreements, seismic data and other geological or operational documents and information.

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(f)	All rights of operation as to the wells corresponding to the Properties and all rights under existing operating agreements, governmental orders, permits and other agreements related to operations.

1.2	Represented Interests.

Seller represents but does not warrant that it currently owns the gross working interest, overriding royalty interest and net revenue interest as to oil and gas produced pursuant to the Oil and Gas Leases in the amounts as set forth on Exhibit C attached hereto.  Said decimal equivalent is based upon 1.0 being all oil produced.  It is understood that the purchase price set forth herein assumes that the amount of the interest set forth on Exhibit C is true and correct.  In the event that Seller does not own the interest set forth on Exhibit C, then it is agreed that the Purchase Price may be proportionately reduced in an amount agreed to by the parties of the Allocated Amount corresponding to the affected Property listed on Schedule 1 if Purchaser elects to continue with the Closing, provided that such discrepancy meets or exceeds the threshold set forth herein.

1.3	Limited Warranty.

Seller does not warrant title to the Assets but the Seller covenants with the Purchaser that they have not conveyed away, assigned, disposed of, or encumbered, with the exception of any mortgages that will be satisfied by Seller and released at Closing, the Assets during their period of ownership.  All other warranties, whether express or implied, are expressly disclaimed and excluded from the terms and operation of this Agreement.  Notwithstanding, Seller shall transfer and quit claim to Purchaser, by means of the quit claim deeds in the forms attached hereto as Exhibits D-1 and D-2, all right, title, and interest in and to all warranties and covenants of title previously created of record as to the Assets and which have inured to the benefit of the Seller.  The representations of the extent of ownership as set forth in Section 1.2 shall not be deemed a warranty.  Notwithstanding said representation, it is the obligation of Seller to sell and transfer to Purchaser all of Seller’s interest, free and clear of all encumbrances, in the Oil and Gas Leases and Properties.

1.4	Closing.

Closing shall mean the date on which the balance of the purchase price (as defined herein) is paid to Seller and the transfer documents (as described herein) are delivered to Purchaser.  Closing shall occur on or before the August 16, 2016 and shall be effective for July 1, 2016, at 7:00 a.m., at the offices of Basin Law Group LLP, or at such other place, date, and time as may be mutually agreed upon by Seller and Purchaser.

1.5	Assumption of Obligations.

The sale of the Assets shall be subject to and Purchaser shall assume, pay for, and perform the duties and obligations relating to the Assets including but not limited to the Oil and Gas Leases and all agreements, contracts, and instruments, and all duties imposed by governmental laws and regulations which arise subsequent to Closing.

1.6	Personal Property and Fixtures.

Seller makes no warranty or representation concerning the grade, quality or soundness as to any or all of the personal property and fixtures pertaining to the Assets including casing and other down hole equipment.  Purchaser will take all of the Assets on an as is and where is condition and basis subject to all latent and patent defects therein and in the condition and installation thereof.

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PURCHASE PRICE:

2.1	Purchase Price.

The purchase price for the Assets is FORTY MILLION DOLLARS ($40,000,000 USD), which is allocated as set forth on the attached Schedule 1.  The purchase price shall be paid as follows:

(a)

A non-refundable, except as set forth in Section 12.2, earnest money down payment (the “Deposit”) of TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($2,500,000 USD) shall be paid by Purchaser by wire transfer or account transfer to the trust account (IOLTA) of Seller’s counsel, Basin Law Group LLP, for the benefit of Seller, and said payment may be made prior to the execution of this Agreement by all parties in order to meet deadlines for Seller’s notifications.  Upon the execution of this Agreement by all parties, Basin Law Group LLP shall remit such deposit unto Seller to be held subject to the terms of this Agreement.

(b)	The balance of the purchase price of THIRTY SEVEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($37,500,000 USD) shall be paid by Purchaser to Seller at Closing subject to the following adjustments:

i)	Less the prorated taxes, which shall be prorated to the date of Closing, using the previous year’s ad valorem taxes as the basis for such calculation, as more fully set forth in paragraph 9.1 below.

ii)	Plus the value of oil attributable to the Seller’s interest in storage above the pipeline connection as of the Effective Date, excluding therefrom bottoms and unmarketable crude stored on the leases.

iii)	Less or plus any expenses relating to the Assets from and after the Effective Date and other amounts mutually agreed upon in writing by the parties.

iv)	Subject to proportionate reduction, as set forth in Section 1.2 above and agreed to prior to the Closing.

(c)	The balance of the purchase price shall be paid by wire transfer of funds to the Seller to an account specified by Seller within 3 days of Closing.

(d)

The purchase of the Assets is conditioned upon the transfer of the Assets being in the amount set forth on Exhibit C on the terms and conditions set forth herein, unless otherwise agreed upon by both parties in writing.

2.2	Tax Matters.

Seller and Purchaser have allocated the purchase price among the Properties as set forth on Schedule 1 attached hereto (the “Allocated Amounts”).  For tax purposes, the Allocated Amounts are consistent with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder.  Each party, Seller and Purchaser, shall use the Allocated Amounts on IRS Form 8594.  Seller and Purchaser agree to file all information reports and tax returns in a manner consistent with the purchase price allocation set forth on Schedule 1.  Neither Seller nor Purchaser shall take, or permit any of their respective affiliates to take, any position inconsistent with such allocation on any tax return or otherwise, unless required to do so by applicable law or a “determination” within the meaning of Section 1313(a)(1) of the Code.  The purchase price allocation may be revised from time to time, by the mutual written consent of all parties, so as to reflect any matters that need to be updated, including purchase price adjustments, if any.

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TITLE EXAMINATION:

3.1	Access to Seller’s Records.

After the date of this Agreement and until Closing, Seller shall make the records described in Section 1.1(d) available to Purchaser, including the authorization of Countrymark Refining and Logistics, LLC to release any title documentation for which it may have on file for the Assets covered hereby.  Seller shall not be obligated to perform any additional title work and any additional abstracts and title opinions will not be made current by Seller.  Purchaser may conduct an investigation and review of the applicable county and governmental records and Purchaser may conduct a physical inspection of the Assets prior to the Closing.

3.2	Title Defects.

For the purpose of this Agreement, “title defect” shall mean a deficiency in one or more of the following:

(a)

Seller’s title at the Effective Date as to one or more of the Assets is subject to an outstanding mortgage, deed of trust, lien or encumbrance, or any adverse claim, in each case that was created by Seller and will not be released in connection with Closing.

(b)	Seller owns less than the interest shown on Exhibit C as to the Assets.

(c)

Seller’s rights and interest are subject to being reduced by virtue of the exercise by a third party of a reversionary, back in or similar right, or preferential right to purchase that has not been waived prior to Closing.

(d)

Seller is in default under some material provision of a lease, farmout agreement, joint operating agreement, sales contract, or other contract or agreement affecting the Assets, whether such defect is “material” shall be determined in the sole discretion of Purchaser, in a reasonable manner.

3.3	Notice of Title Defects.

Upon discovery of a title defect, the Purchaser shall notify the Seller of the nature of the title defect.  The notice shall be given as soon as reasonably practical after discovery, but no later than seven (7) days prior to the date of the Closing.

3.4	Remedies for Title Defects.

Upon discovery of a title defect, the purchase price shall be adjusted in accordance with the following guidelines:

(a)	Seller shall have the right but not the obligation to attempt to cure any title defect with respect to which it has received timely notice from Purchaser.

(b)	With respect to any title defect that Seller elects not to cure or that Seller fails to cure prior to Closing after receiving notice of the title defect, then the following shall occur.

i)

If the title defect is not of a nature that results in economic loss to the Purchaser, the purchase price shall not be reduced and the Assets subject to the title defect shall be sold to Purchaser hereunder;

ii)	If a title defect pertains to a specific interest and/or lease, the value of the defect shall be deducted from the amount allocated to such specific interest and/or lease set forth on

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Schedule 1 and the Assets subject to the title defect shall be sold to Purchaser hereunder; and

iii)

If the title defects in the aggregate correspond to 10% or more of the purchase price of the Assets (based on the Allocated Amounts attributed to the affected interests as set forth on Schedule 1), then in Seller’s sole discretion, either (x) the parties may attempt to agree on an amount by which the purchase price shall be reduced, and, if such agreement is reached, proceed to Closing; or (y) Seller may terminate this Agreement with no further liability to either of the parties, and any Deposit moneys shall be returned to Purchaser.

ENVIRONMENTAL CONDITIONS:

4.1	Environmental Assessment.

Attached hereto as Schedule 4.1 is a list of all known environmental issues pertaining to the Assets, including any and all violations, decrees, or orders that affect the Assets.  Upon execution of this Agreement by both parties, Seller shall provide Purchaser (or its contractors or consultants) with reasonable access to the Assets during which Purchaser, at its option, can conduct at its sole risk and expense an environmental site review.  Between the execution date and the Closing, Purchaser shall be entitled to review any relevant documents pertaining to the environmental issues listed on Schedule 4.1 at Seller’s offices. At least five (5) days prior to the Closing, Seller shall provide Purchaser with an updated Schedule 4.1.

4.2	Purchaser’s Access to Assets.

Seller shall assist Purchaser in gaining access to the Assets to conduct the environmental site review, and in exchange for said access, Purchaser waives and releases all claims against Seller for injury to or death of persons or damage to property arising in any way from the exercise of rights granted to Purchaser hereby or the activities of Purchaser or its employees, agents, or contractors on the Assets.

4.3	Notice of Access.

Prior to accessing the Assets as provided in Sections 4.1 and 4.2, Purchaser shall provide reasonable notice to Seller in order to allow Seller the opportunity to contact landowners and advise as to the nature of Purchaser’s access.

4.4	Release and Indemnification.

(a)

The Assets have been utilized by Seller for the purpose of exploration, development and production of oil and gas and may contain pits, pipelines, and facilities no longer in use.  Purchaser acknowledges that there may have been surface or subsurface spills or leaks of oil, gas, or produced substances or other materials including but not limited to salt water.  In addition, the Assets may contain asbestos and/or naturally occurring radioactive material (NORM).  In this regard, Purchaser expressly understands that NORM may affix or attach itself to the inside of wells, materials, and equipment as scale or in other forms and that said wells, materials and equipment located on the Assets may contain NORM.

(b)

The Purchaser understands and agrees that the sale of the Assets is made on an "as is, where is" basis and Purchaser releases Seller from any liability with respect thereto, whether or not caused by or attributable to Seller's negligence.  Without limiting the foregoing, from and after the Closing, Purchaser waives its right to recover from Seller and forever releases and discharges Seller from any and all damages, claims, losses, liabilities, penalties, fines, liens, judgments, costs, or expenses whatsoever, including attorney’s fees and costs, whether direct or indirect, that may arise on or account of or in any way connected with the physical or environmental condition of the Assets or any law or regulation applicable thereto.  Purchaser shall assume all liability and obligations as to said physical or environmental conditions as of Closing.

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(c)

Purchaser recognizes and specifically assumes the obligation to properly plug and abandon any and all wells, remove all equipment and facilities, including but not limited to pipelines, closure of all pits, and restoration of the surface associated with the Assets when appropriate in accordance with the rules, regulations, and requirements of any governmental authority having jurisdiction thereof and with all obligations in any lease, contract, or agreement assumed by Purchaser whether or not such obligation arises prior to or after the Effective Date.  Purchaser agrees to pay all costs and expenses associated with any such plugging and abandoning, removal, closing, or restoration.

(d)

Purchaser agrees to indemnify and defend Seller from any and all damages, losses, claims, demands, and causes of action including but not limited to any civil fines, penalties, expenses, costs of cleanup and restoration and environmental and plugging liabilities for any and all aspects of the Assets, including all wells thereon, brought by any and all persons including any private citizens, persons, organizations and agency, branch or representative of the federal, state, or local government on account of any personal injury, death, damage, destruction or loss of property, contamination of natural resources (including soil, surface water or ground water) resulting from or arising out of any liability caused by or connected with any physical, environmental, or well plugging condition of the Assets from and after the Closing Date, including, but not limited to, the presence, disposal, or release of any material of any kind on or under the Assets caused by or connected with acts or omissions of Purchaser, its employees, representatives, or agents with regard to its use, ownership, or operation of the Assets.  Purchaser’s indemnification shall extend to and include the negligence of Seller, Purchaser, and parties acting on behalf of Purchaser whether such negligence is active or passive, joint, sole or concurrent and Seller’s strict liability.  This indemnification shall be in addition to any other indemnity provision contained in this Agreement.

4.5	Environmental Pollution Control Insurance.

Seller currently has in place an environmental pollution control insurance policy with CHUBB Limited Insurance with coverage in the amount of $25,000,000.00 with an effective date of 2002.  Such policy is “occurrence based,” covers the Assets to the extent and in accordance with the policy’s terms and conditions, and is in full force and effect on the date of this Agreement.  Seller covenants to make no changes to said policy and to keep said policy in full force and effect until the Closing.

OPERATIONS/CASUALTY LOSS:

5.1	Operations.

Seller shall continue to operate the Assets until the Closing in the normal and customary manner, which shall include the maintenance of all producing wells, injection wells and associated production equipment that are being utilized as of the date of this Agreement in a good and working condition.  Said Assets shall be in good and working condition on the date of Closing, or Seller shall reimburse Purchaser for such costs incurred to bring said equipment back into good working order.  Seller agrees that during the period between the date of this Agreement and the Closing, no reworks, opening of new intervals or formations or recompletions shall occur without the consent of Purchaser.  All rights of operation and all contracts and agreements relating thereto shall be transferred by Seller to Purchaser as of the date of Closing.  Seller shall assist Purchaser in the transition of the operations to Purchaser.  Seller shall insure that all utility meters are read upon Closing and Seller shall be responsible for Seller’s proportionate share of such utilities and shall pay such immediately upon becoming due and payable.  Seller shall assist in the transfer of all utilities to Purchaser by providing utility records and account numbers to Purchaser on or before Closing.

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5.2	Casualty Loss.

Seller shall assume the risk of casualty loss relating to the Assets until Closing.  In the event of a casualty loss prior to closing, the loss shall be remedied in the same manner as a title defect as set forth in Section 3.4.

5.3	Purchaser’s Operations.

At Closing, Seller shall provide all documents required by any governmental agency having jurisdiction over the Assets necessary to transfer the operations and permits to Purchaser.  Purchaser shall promptly file all documents with the appropriate agencies including required bonds or financial security.

EMPLOYEES

Seller covenants and agrees as follows:

6.1	Notice to Employees and Employee List.

Seller shall be responsible for giving notice of transactions contemplated under this Agreement to all employees of Seller that service the Assets as required by law (“Seller’s Employees.”)  Seller has attached hereto as Exhibit E, as of the date hereof, the name, current annual salary rate, bonus year to date as of May 31, 2016, classification, accrued paid time off, permitted paid time off, date of employment and position of each of Seller’s Employees.  Except as set forth on Exhibit E, each employee is an employee at-will, and no severance is payable upon the cessation of employment.

6.2	Worker’s Compensation Insurance and Taxes.

Seller shall be responsible for all worker’s compensation insurance that is owed on each of Seller’s Employees until the Closing.  In addition, Seller shall be responsible for the payment of all taxes associated with each of Seller’s Employees during their time of employment with Seller, which shall include but is not limited to the following: FICA, Medicare, City, State and Federal Income Tax withholdings and unemployment insurance payments.

6.3	Obligations Regarding Employees.

(a)Prior to Closing, Seller shall not terminate any of Seller’s Employees without first providing notice to Purchaser and providing Purchaser an opportunity to make an offer of employment.  In addition, no later than 10 days prior to Closing, Purchaser shall submit a list of employees to whom it will make offers of employment with compensation and benefits at least substantially the same as those terms provided by Seller.  Other than those employees identified by Purchaser as those to whom it will make offers of employment, Seller is free to terminate its employment of the remaining of Seller’s Employees before, at, or after Closing. With respect to each such employee who accepts Purchaser’s offer of employment (each, a “Transferred Employee”), Seller shall be responsible for all compensation and benefits arising prior to Closing (in accordance with Seller’s employment terms) and Purchaser shall be responsible for all compensation and benefits arising after Closing (in accordance with Purchaser’s employment terms).

(b)Seller shall be solely responsible for any severance obligations to Seller’s Employees.  Purchaser does not assume any of Seller’s Employee obligations (including but not limited to any severance obligations or accrued paid time off).

(c)The terms of this Agreement are solely for the benefit of (and may be enforced only by) the parties hereto and their respective successors and permitted assigns. Without limiting the foregoing, nothing in this Agreement gives any rights to any employee, and no employee may enforce any provision of this Agreement against any of the parties hereto.

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(d)In accordance with Treasury Regulation §54.4980B 9, Q&A 7, Seller shall be responsible for coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and the rules and regulations issued thereunder (“COBRA”), for all M&A qualified beneficiaries (determined in accordance with Treasury Regulation §54.4980B-9, Q&A 4 or any successor provision).  Purchaser shall be solely responsible for offering and providing any COBRA coverage required with respect to any Transferred Employees (or other qualified beneficiary) who becomes covered by any welfare benefit plans maintained by Purchaser. For purposes hereof, each of “qualified beneficiary”, “M&A qualified beneficiaries” and “group health plan” shall have the meaning ascribed thereto in Section 4980B of the Code and the related regulations.

ARTICLE 1

ARTICLE 2

ARTICLE 3

ARTICLE 4

ARTICLE 5

ARTICLE 6

6.6
6.7
6.8

6.4   WARN Act.  Seller shall provide any notices required pursuant to the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Sections 2101-2109, or any similar laws (the “WARN Act”) in connection with the transactions contemplated by this Agreement.  Seller shall be responsible for any liability or obligation incurred by Purchaser under the WARN Act as a result of failing to provide any such notice.

6.5   Survival of Obligations.  All obligations of Seller contained in Section 6 shall survive Closing and Seller shall remain responsible for all liabilities and obligations which Seller retained in Section 6 after Closing.  Seller shall indemnify and hold harmless Purchaser for any violation of the terms of this Section by Seller, which shall include damages, expenses, including attorney’s fees and court costs, civil fines, penalties.

MUTUAL INDEMNITIES:

7.1	Purchaser Indemnity.

Purchaser agrees to release, defend, indemnify and hold Seller, its agents and employees harmless from any damages, expenses, including attorney’s fees and court costs, civil fines, penalties, and other costs and liabilities incurred as a result of claims, demands, and causes of action arising out of or in any way connected with or related to any bodily injury or death to any persons or damage to personal property occurring or arising subsequent to Closing.  Purchaser’s indemnity is in addition to other indemnities provided herein.

7.2	Seller Indemnity:

Seller agrees to release, defend, indemnify and hold Purchaser, its agents, or employees harmless from any damages, expenses, including attorney’s fees and court costs, civil fines, penalties, and other costs and liabilities incurred as a result of claims, demands, and causes of action arising out of or in any way connected with or related to any bodily injury or death to any persons; damage to personal property; or unresolved Oil and Gas Cases with the Office of Oil and Gas Resource Management, the Indiana Department of Natural Resources, Division of Oil and

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Gas, Kentucky Department for Natural Resources, Division of Oil and Gas, the Illinois Environmental Protection Agency, the Indiana Department of Environmental Management, the Kentucky Department of Environmental Protection, and the United States Environmental Protection Agency, including N.O.V.s, N.N.C.s and other open regulatory matters, which occurred or arose prior to Closing and, in the case of obligations under N.O.V.s and N.N.C.s, have not been expressly assumed by Seller hereunder.

REPRESENTATIONS AND WARRANTIES:

As of the date of this Agreement, the parties represent and warrant that:

8.1	Authorization; Corporate Power; Enforceability; No Conflicts.

(a)

Each of Seller and Purchaser have all requisite corporate power and authority to enter into this Agreement, perform its obligations hereunder and consummate the transactions contemplated hereby, including, without limitation, the execution and delivery of this Agreement.  All necessary and appropriate corporate action has been taken by Seller and Purchaser with respect to the execution and delivery of this Agreement, this Agreement has been duly executed and delivered on behalf of Purchaser and Seller, respectively, and this Agreement constitutes a valid and binding obligation of each of Seller and Purchaser, enforceable in accordance with its terms.

(b)

Each of Seller and Purchaser is duly organized and validly existing in state of its organization and is duly registered to transact business in each of the states for which such entity is transacting business which is covered by this Agreement.  At Closing, each of Purchaser and Seller covenant that all documents and instruments required hereunder to be executed and delivered by Purchaser and Seller shall have been fully authorized, executed and delivered.

(c)

The execution, delivery and performance by each of Seller and Purchaser, respectively, of this Agreement and the consummation by each party of the transactions contemplated by this Agreement does not and will not in any material respect conflict with, violate, result in a breach of the terms and conditions, of, or with or without notice or the passage of time, result in any material breach, event of default or the creation of any lien under any agreement or contract, any organizational documents of such party, or any law, judgment, order, or decree to which the such party is subject or the Assets are bound, or require the consent or approval of, or a filing by the such party with any governmental or regulatory authority.

8.2	Brokers.

Any obligation or liability that may exist for any fee payable to a broker or finder with respect to the matters provided in this Agreement shall be the sole obligation of the creating party.

8.3   Seller’s Additional Representations and Warranties.  Except as set forth on Schedule 8.3, Seller represents that:

(a)	There is no known lawsuit, action, investigation or administrative proceeding pending or threatened against Seller that has not been disclosed to Purchaser.

(b)	Seller has not received a written claim or written demand notice that has not been resolved, that has not been disclosed to Purchaser.

(c)	All ad valorem taxes corresponding to the Assets which have become due and payable prior to the Effective Date have been timely and properly paid.

(d)	Seller has paid or shall pay within the terms of payment required by third party vendors all lease operating expenses attributable to the Assets which have accrued prior to the Effective Date.

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(e)	The permittee of the wells corresponding to the Assets for regulatory purposes shall be qualified at Closing to transfer said permits to Purchaser.

(f)

There are no substantial environmental conditions or defects which have been disclosed to or asserted against Seller concerning the Assets during the past five years which have not been disclosed to Purchaser in accordance with Section 4.1.

(g)

All Assets which are the subject of notices of violations and director’s decisions in conjunction with enforcement of applicable laws and regulations by the Illinois Department of Natural Resources, Office of Oil and Gas Resource Management, the Indiana Department of Natural Resources, Division of Oil and Gas, Kentucky Department for Natural Resources, Division of Oil and Gas, the Illinois Environmental Protection Agency, the Indiana Department of Environmental Management, the Kentucky Department of Environmental Protection, and the United States Environmental Protection Agency have been disclosed to Purchaser.  Said disclosure shall be deemed satisfied by Purchaser’s receipt of a printout of Seller’s enforcement summary as maintained by each Department.

(h)	There are no pending surface owner complaints as to the Assets that were first asserted during the two years immediately preceding the date of this Agreement and have yet to be resolved.

(i)

Seller represents and covenants with Purchaser that all tax returns required of Seller have been properly filed and all taxes, penalties and interest on such taxes have been paid and that there are no undisclosed known liabilities for which Purchaser shall be responsible for after closing.

8.4	Labor Matters; Employee Benefit Plans.
(a)

Except as set forth on Schedule 8.4(a) Seller has complied in all material respects with all labor and employment laws, rules and regulations, including those which relate to wages, hours, terms and conditions of employment, discrimination in employment and collective bargaining, equal opportunity, harassment, immigration, disability, workers’ compensation, unemployment compensation, occupational health and safety and the collection and payment of withholding.  Except as set forth on Schedule 8.4(a), as of the date hereof, there is no unfair labor practice charge against Seller pending or, to Seller’s knowledge, threatened before the National Labor Relations Board, any state labor relations board or any court or tribunal, nor has any written complaint pertaining to any such charge or potential charge been delivered to Seller, and there is no strike, dispute, request for representation, slowdown or stoppage pending or, to Seller’s knowledge, threatened.  None of Seller’s employees being hired by Purchaser participate in a multiemployer pension plan (within the meaning of Section 4001(a)(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) that is covered by Title IV of ERISA (a “Multiemployer Plan”).

(b)

Set forth on Schedule 8.4(b) is a complete and correct list, as of the date hereof, of each material employee benefit plan as to Seller’s Employees.  There is not now in effect or to become effective after the date of this Agreement and until the Closing, any new employee benefit plan or any amendment to an existing employee benefit plan which, in either case, will materially affect the benefits of the Assets (other than customary merit and performance pay increases and other than as required by applicable law) and that will on or after the Closing impose liability on Purchaser. After the Closing, Purchaser shall have no liability, funding or otherwise, for any employee benefit plan, including without limitation, any “employee pension benefit plan” (as defined under Section 3(2) of ERISA) set forth on Schedule 8.4(b).

(c)

Seller is not party to any collective bargaining, union or similar agreement with respect to Seller’s Employees, and, to Seller’s knowledge, no labor union or other collective bargaining representative represents or claims to represent or is attempting to organize such employees.

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All representations set forth above shall be deemed to be on a basis of actual knowledge of Seller.  The fact that Seller should have known of a particular fact or event shall not be deemed a violation of any representation.  The representations set forth in Sections 8.1, 8.2, 8.3(i) and 8.4 shall survive Closing; all other representations in Section 8 shall not survive Closing.

CLOSING:

9.l	Closing.

At Closing, the following shall occur:

(a)

Seller shall execute, acknowledge, and deliver quit claim deeds substantially in the form and substance of Exhibit D-1 (Mineral Interests) and Exhibit D-2 (Surface Interests) attached hereto covering all of the fee interests to be sold pursuant hereto.

(b)

Seller shall execute, acknowledge, and deliver an assignment substantially in the form and substance of Exhibit F-1 (Indiana), Exhibit F-2 (Kentucky) and Exhibit F-3 (Illinois) attached hereto covering all of the Oil and Gas Leases to be sold pursuant hereto.

(c)	Seller shall execute, acknowledge, and deliver the Bill of Sale substantially in the form and substance of Exhibit G attached hereto covering all remaining Assets to be sold pursuant hereto.

(d)

Seller’s representative and Purchaser shall execute an Application for Permit Transfer (Form A2) with the State of Indiana transferring permits to the wells and tank batteries described on Exhibit B-IN and Seller’s representative and Purchaser shall execute a Notification of Well Transfer (OG-26 Form) which shall be delivered unto the Illinois Department of Natural Resources.

(e)	Seller shall deliver an executed statement described in Treasury Regulation §1.1445-2(b)(2) certifying that such Seller is not a “foreign person” within the meaning of the Code.

(f)	Purchaser shall deliver to the Seller, by wire transfer of funds to an account specified by Seller at least two (2) business days prior to Closing, the purchase price as adjusted herein.

(g)	Seller shall deliver to Purchaser exclusive possession and operation of the Assets as of the date of Closing.

9.2	Recording.

Purchaser shall, at its own expense, record the assignment, the quit claim deed, and any other relevant documents in the County Clerk and Recorder’s Office where the Properties are located.  Purchaser shall supply Seller with a true and accurate photocopy of all recorded documents within a reasonable period of time after their recording.

TAXES:

10.1	Apportionment of Ad Valorem Taxes.

All ad valorem taxes shall be apportioned as of the Effective Date between Purchaser and Seller.  All such taxes allocable to the periods before the Effective Date shall be paid by Seller and all such taxes allocable after the Effective Date shall be paid by Purchaser.  The portion of such allocable tax liability which is attributable to Seller shall be credited to Purchaser’s account and may, with the agreement of the parties, be an adjustment to the purchase price (rather than having Seller pay the amount directly).  In the event that the parties agree to adjust the

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purchase price for Seller’s obligations under this Section 10.1, Purchaser shall make all payments for all such taxes when due. Allocation shall be based on the most recent tax statement.

POST CLOSING ADJUSTMENT:

11.1	Adjustment Post Closing.

Within 60 days after Closing, Purchaser and Seller shall review any additional information which may then be available pertaining to post-closing adjustments for the period between the Effective Date and the Closing Date, and shall determine if any additional adjustments should be made beyond those made at Closing (whether the same be made to account for expenses or revenues not considered in making the adjustments made at Closing, or to correct errors made in the adjustments made at Closing), and shall make any such adjustments by appropriate payments from Seller to Purchaser or from Purchaser to Seller, no later than 90 days after Closing.

BREACH OR DEFAULT:

12.1	Seller’s Default.

In the event this Agreement is not closed by reason of any breach or default by Seller, then Purchaser may pursue all of its legal or equitable remedies and the Deposit shall be returned to Purchaser.

12.2	Purchaser’s Default.

In the event this Agreement is not closed by reason of any breach or default by Purchaser, other than (a) failure of title under Section 3.4(b) ii) or 3.4(b) iii); (b) ownership of less working interest than that set forth on Exhibit C (as set forth in Section 1.2) (both of (a) and (b) to be determined prior to Closing); or a material and adverse change to the environmental conditions set forth in Section 4.1 that has not been remedied by Seller or waived by Purchaser prior to Closing, then Seller shall be entitled to retain the Deposit paid unto Seller as set forth in Section 2.1(a) as its sole remedy for Purchaser’s Default, Section 13.16 notwithstanding.

MISCELLANEOUS:

13.1	Governing Law.

This Agreement shall be governed by and interpreted in accordance with the laws of the State of Illinois.

13.2	Entire Agreement.

This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements, understandings, negotiations and discussions whether oral or written of the parties.  No supplement, amendment, alteration, modification, waiver, or termination of this Agreement shall be binding unless executed in writing by the parties hereto.

13.3	Waiver.

No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof nor shall any waiver constitute a continuing waiver unless otherwise expressly provided.

13.4	Captions.

The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

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13.5	Assignment.

Neither party hereto shall assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party which shall not be unreasonably withheld, and any assignment made without such consent shall be void.

13.6	Binding on Successors.

This Agreement shall be binding upon and inure to the benefit of the parties hereto together with their successors and permitted assigns.

13.7	Expenses.

Except as otherwise provided herein, each party shall be solely responsible for all expenses incurred by it in connection with this Agreement and the transactions contemplated hereunder including, without limitation, fees and expenses of attorneys and accountants.

13.8	Severability.

If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced under any applicable rule or law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transaction contemplated hereby is not affected in a materially adverse manner with respect to either party.

13.9	Use of Seller’s Name.

As soon as practicable after closing, Purchaser shall remove or cause to be removed from the Assets all names referencing Seller, including signs used by Seller.

13.10	Survival.

Except for the terms provided in Sections 2.2, 4.4, 6, 7, 8.1, 8.2, 8.3(i), 8.4, 9.2, 10, 11, 13.7, 13.8, 13.9, 13.13 13.14, and 13.16, the terms, conditions, and obligations of the parties pursuant to this Agreement shall not survive the Closing and any documents executed pursuant thereto.

13.11	Counterparts.

This Agreement may be executed in counterparts by the parties with counterpart signature pages being combined into a single document.

13.12	Confidentiality.

Except as required by applicable law or contract (including, for the avoidance of doubt, any leases, agreements or contracts of Seller that require notice of sale or assignment, provide for preferential rights, or require consents to assign, as well as any disclosure obligations of Rex Energy Corporation, parent of Seller, as a publicly traded company), neither Seller nor Purchaser shall disclose the terms of this Agreement to another unrelated party, with the exception of either party’s attorneys, accountants, or financial professionals (current and prospective) who are bound by agreement with the applicable party to maintain the confidentiality of this information.  Except as may be required under applicable law (including, for the avoidance of doubt, any disclosure obligations of Rex Energy Corporation, parent of Seller, as a publicly traded company), prior to Closing neither party shall make any public announcement with respect to the transaction contemplated hereby without the consent of the other party, which consent shall not be unreasonably withheld or conditioned.

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13.13	Further Assurances.

In addition to the obligations required to be performed hereunder by Seller at the Closing, as soon as possible after Closing (a) as required by law, Purchaser shall notify all relevant governmental agencies that it has purchased the Assets.  Purchaser and Seller agree to execute all documents as may be required by the governmental agencies; (b) Seller and Purchaser agree to execute all other documents required to replace operator of all of the wells transferred by this Agreement and remove all wells, well bores and tank battery registrations from the prior operator’s bond; and (c) Seller and Purchaser agree, from time to time, to perform such other acts, and to execute, acknowledge and deliver subsequent to the Closing such other instruments, documents and other materials, as Purchaser may reasonably request in order to effectuate the consummation of the transactions contemplated herein and to vest title to the Assets in Purchaser.

13.14	Attorneys Fees and Cost.

If either party brings suit against the other in connection with this Agreement, the prevailing party shall be entitled to receive from the other party reasonable attorneys’ fees and other costs and expenses incurred by such party in connection with such suit regardless of whether such suit is prosecuted to judgment.  As used herein, “prevailing party” shall mean, in the case of claimant, one who is successful in obtaining substantially all of the relief sought, and in the case of a defendant or respondent, one who is successful is denying substantially all of the relief sought by claimant.  If neither party is a prevailing party, then each shall be responsible for its own attorneys’ fees and other costs and expenses incurred by such party in connection with such suit.

13.15	Notices.

Any notice or other communication that is required or permitted to be given under the terms of this Agreement (each a “Notice”) shall be in writing and shall be deemed to have been duly given (a) upon being deposited in the mail, postage prepaid for registered or certified mail, return receipt requested, or (b) when personally delivered against written receipt, or when delivered by overnight courier, in each case, to the parties hereto at the following addresses or at such other address as any party hereto shall hereafter specify by 10 days prior Notice given and received in the manner provided in this Section 13.15 to the other parties described in this Section.

Seller:

Rex Energy Operating Corp.

C/o Rex Energy Corporation

366 Walker Drive
State College, PA 16801

Attn: Senior Vice President, Land and Business Development

Copy:  General Counsel

Fax:  814-278-7286

E-Mail: fshodges@rexenergycorp.com

Copy:  jmcdonough@rexenergycorp.com

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Purchaser:

CAMPBELL DEVELOPMENT GROUP, LLC

Attn: Jakob L. Campbell

1238 Co. Rd. 1500 N.

Carmi, IL 62821

E-Mail: jake@campbellenergyllc.com

With copy to:

The Law Offices of Matthew L. McArthy, LLC

1220 E. Main St., Suite D.

P.O. Box 519

Carmi, IL 62821

E-Mail: mattmcarthy@gmail.com

A Notice shall be deemed to have been duly received (a) if mailed, on the date set forth on the return receipt or (b) if personally delivered or sent by overnight courier on the date of such delivery. The inability to make delivery because of change of address of which no Notice was given, or rejection or refusal to accept any Notice offered for delivery shall be deemed to be receipt of the Notice as of the date of such inability to deliver or rejection or refusal to accept. Any Notice may be given by counsel for the party giving same. Any Notice to be given to Sellers or by Sellers shall be given by or to ABI, as applicable, on behalf of Sellers.

13.16	Specific Performance.

The parties hereto recognize that each party’s remedies at law are inadequate to protect its interests under this Agreement and agree that this Agreement may be enforced by a party hereto by specific performance.  However, specific performance shall not be the exclusive remedy available to a party, and all remedies both at law and equity shall remain available to a party.

13.17	List of Schedules and Exhibits.

Schedule 1 – Allocation of Purchase Price

Schedule 4.1 – Environmental Matters

Schedule 8.3 – Seller Disclosures

Schedule 8.4 – Employee-Related Disclosures

Exhibit A – List of Oil and Gas Leases

Exhibit B – List of Wells and Tank Batteries

Exhibit C – List of Working Interest Ownership in Assets

Exhibit D-1 – Form of Quit Claim Deed (Mineral Interests)

Exhibit D-2 – Form of Quit Claim Deed (Surface Interests)

Exhibit E – List of Employees

Exhibit F-1 – Form of Assignment (Indiana)

Exhibit F-2 – Form of Assignment (Kentucky)

Exhibit F-3 – Form of Assignment (Illinois)

Exhibit G –Form of Bill of Sale

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IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

SELLER:

PENNTEX RESOURCES ILLINOIS, INC.

By:	/s/Scott Hodges
Name:	Scott Hodges
Title:	SVP, Land & Business Development

REX ENERGY I, LLC

By:	/s/Scott Hodges
Name:	Scott Hodges
Title:	SVP, Land & Business Development

REX ENERGY IV, LLC

By:	/s/Scott Hodges
Name:	Scott Hodges
Title:	SVP, Land & Business Development

REX ENERGY MARKETING, LLC

By:	/s/Scott Hodges
Name:	Scott Hodges
Title:	SVP, Land & Business Development

R.E. VENTURES HOLDINGS, LLC

By:	/s/Scott Hodges
Name:	Scott Hodges
Title:	SVP, Land & Business Development

REX ENERGY OPERATING CORP.

By:	/s/Scott Hodges
Name:	Scott Hodges
Title:	SVP, Land & Business Development

[Signature Page to Purchase and Sale Agreement]

PURCHASER:

CAMPBELL DEVELOPMENT GROUP, LLC

By:	/s/Jakob L. Campbell
Name:	Jakob L. Campbell
Title:	Manager

CAMPBELL DEVELOPMENT GROUP, LLC

By:	/s/Jakob L. Campbell
Name:	Jakob L. Campbell
Title:	Member of Jake Campbell Services, LLC and Carter Oil, LLC, both Members

CAMPBELL DEVELOPMENT GROUP, LLC

By:	/s/ Justin Reich
Name:	Justin Reich
Title:	Manager of APX Energy, LLC, Manager of APX Development Group, LLC, a Member

CAMPBELL DEVELOPMENT GROUP, LLC

By:	/s/Morris Shohet
Name:	Morris Shohet
Title:	Manager of North Six Energy, LLC, a Member

Escrow Agent for purposes of Escrow paragraphs only.

/s/William C. Illingworth, Partner
BASIN LAW GROUP LLP
By:	William C. Illingworth, Partner

[Signature Page to Purchase and Sale Agreement]